Exhibit 10.8

TRACON PHARMACEUTICALS, INC. AMENDED AND RESTATED EMPLOYMENT AGREEMENT

For

BONNE ADAMS

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into effective as of February 27, 2017 (the "Effective Date"), by and between TRACON Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and Bonne Adams (the "Executive"). The Company and Executive are hereinafter collectively referred to as the "Parties", and individually referred to as a "Party". From and following the Effective Date, this Agreement along with the Amended and Restated Severance Agreement entered into by and between Executive and the Company concurrently with this Agreement (the "Amended Severance Agreement') shall replace and supersede that certain Employment Agreement between Executive and Company entered into as of August 23, 2006 and amended as of March 25, 2011 and Severance Agreement between the Company and Executive dated June 2, 2014 (collectively, the "Prior Agreement"). Certain capitalized terms used in this Agreement are defined in Section 11.

RECITALS

WHEREAS, Executive and the Company are currently parties to the Prior Agreement that is superseded and replaced in its entirety by this Agreement and the Amended Severance Agreement;

WHEREAS, the Company desires to continue to employ Executive to provide personal services to the Company in that capacity, and wishes to provide Executive with certain compensation and benefits in return for such services, and Executive wishes to be so employed and to receive such benefits; and

WHEREAS, the Company and Executive wish to enter into this Agreement to define their mutual rights and duties with respect to Executive's compensation and benefits.

Now, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

1.	Employment by the Company.

1.1

Position. Executive shall continue to serve as the Company's Senior Vice President, Clinical Operations. During the term of Executive's employment with the Company, Executive will devote Executive's best efforts and substantially all of Executive's business time and attention to the  business  of  the  Company,  except  for  approved  vacation  periods and reasonable periods of illness or other incapacities permitted by the Company's general employment policies.

1.2Duties and Location. Executive shall continue to report to the Company's Chief Executive Officer (the "CEO''), and shall have such duties and responsibilities as are customary for the positions of Senior Vice President, Clinical Operations. Executive's primary office location shall continue to be the Company's San Diego, California office. The Company reserves the right to reasonably require Executive to perform Executive's duties at places other than Executive's primary office location from time to time, and to require reasonable business travel.

1.3Policies and Procedures. The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

2.	Compensation.

2.1Salary. Executive shall receive a base salary at the rate of $288,779 per year (the "Base Salary"), subject to standard payroll deductions and withholdings and payable in accordance with the Company's regular payroll schedule.

2.2Bonus. Executive will be eligible for an annual discretionary bonus of up to 35% of Executive's Base Salary (the "Annual Bonus"). Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Board (or the Compensation Committee thereof) in its sole discretion based upon the Company's and Executive's achievement of objectives and milestones to be determined on an annual basis by the Company's Board of Directors (the "Board'') (or the Compensation Committee thereof). Executive must remain an active employee through the end of any given calendar year in order to earn an Annual Bonus for that year and any such bonus will be paid prior to March 15 of the year following the year in which Executive's right to such amount became vested. Executive will not be eligible for, and will not earn, any Annual Bonus (including a prorated bonus) if Executive's employment terminates for any reason before the end of the calendar year.

3.Standard Company Benefits. Executive shall be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.

4.Vacation. Executive shall be entitled to accrue vacation in accordance with the terms of the Company's vacation policy and practices (including but not limited to maximum vacation accrual caps).

5.Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with   the

performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

6.	Equity.

6.1Prior Awards. Any stock, stock options, or other equity awards that Executive has already been granted by the Company shall continue to be governed in all respects by the terms of the applicable grant agreements, grant notices, and plan documents, except as otherwise provided in this agreement.

6.2Additional Awards. The Board (or the Compensation  Committee  thereof) may grant additional stock, stock options, or other equity awards to Executive in its sole discretion.

7.	Termination of Employment.

7.1At-Will Employment. Executive's employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with  or without cause or advance notice.

7.2Termination Benefits. In the event that Executive's employment terminates for any reason, including due to Executive's death or disability, no further payments shall be due under this Agreement, except that the Executive shall be entitled to any amounts earned, accrued or owing but not yet paid under Section 2 above, any benefits accrued or earned under the Company's benefit plans and programs or to which Executive is otherwise entitled under applicable law, and any outstanding equity awards vested as of the termination date, which awards must be exercised within 90 days of the termination date or the earlier expiration of such equity award, whichever occurs first. Executive may also be eligible for other post-employment payments and benefits pursuant to the terms of the Amended Severance Agreement.

8.Section 409A. It is intended that all of the benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A.

9.	Proprietary Information Obligations.

9.1Confidential Information Agreement. As a condition of continued employment, Executive acknowledges and reaffirms Executive's obligations to the Company under the Employee Proprietary Information and Inventions Agreement which Executive executed on or about September 18, 2014 (the "Confidentiality Agreement”)

9.2Third-Party Agreements and Information. Executive represents and warrants that Executive's employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive's duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Executive's employment by the Company, except as expressly authorized by that third party. During Executive's employment by the Company, Executive will use in the performance of Executive's duties only information which is generally known and used by persons with training and experience comparable to Executive's own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive's work for the Company.

10.	Outside Activities During Employment.

10.1Non-Company Business. Except with the prior written consent of the Board, Executive will not during the term of Executive's employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive's duties hereunder.

10.2No Adverse Interests. Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

11. Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive's employment and services for the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive's employment with and services for the Company, or the termination of Executive's employment with and services for the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §§1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in San Diego, California (or such other location as mutually agreed by the parties) by JAMS, Inc. ("JAMS")  or  its  successors  by  a  single  arbitrator. Both Executive and the Company acknowledge that by agreeing to this arbitration procedure, they each waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Any such arbitration proceeding will be governed by JAMS' then applicable rules and procedures for employment disputes, which can be found at http://www.jamsadr.com/rules-clauses/ and which will be provided to Executive upon request. In any such proceeding, the arbitrator shall (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator's essential findings and conclusions and a statement of the award. Executive and the Company each shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Nothing in this Agreement is intended to prevent either the Company or Executive from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law. The Company shall pay all filing fees in excess of those that would be required if the dispute were decided in a court of law, and shall pay the arbitrator's fees and any other fees or costs unique to arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

12.	General Provisions.

12.1Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

12.2Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

12.3Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

12.4Complete Agreement. This Agreement, together with the Severance Agreement and Confidentiality Agreement, constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties' agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations (including but not limited to the Prior Agreement). It cannot be modified or amended except in a writing signed by a duly authorized officer of the Company and Executive.

12.5Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

12.6Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

12.7Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive's duties hereunder and Executive may not assign any of Executive's rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

12.8Tax Withholding and Indemnification. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant  to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

12.9Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first written above.

TRACON PHARMACEUTICALS, INC.

By: /s/ Charles P. Theuer

            Charles P. Theuer, M.D., Ph.D

            Chief Executive Officer

Executive

/s/ Bonne Adams

Bonne Adams